EXHIBIT 10.45

AMENDMENT

TO THE FIRST CALIFORNIA BANK SPLIT DOLLAR AGREEMENT FOR CHONG GUK KUM

THIS AMENDMENT is entered into and effective this 16th day of December, 2009, by and between FIRST CALIFORNIA BANK, a bank organized and existing under the laws of the State of California (hereinafter referred to as the “Company”), and CHONG GUK KUM (the “Executive”), and shall effectively amend the FIRST CALIFORNIA BANK SPLIT DOLLAR AGREEMENT (the “Agreement”), dated March 27, 2003. Therefore, pursuant to Article 7 of the Agreement, the parties agree as follows:

1.)	Section 2.2 of the Agreement shall be deleted in its entirety and shall be amended to read as follows:

2.2 Executive’s Interest. The Executive shall have the right to designate the beneficiary of death proceeds in the amount of not less than $1,500,000, and not greater than $2,000,000 upon the death of the Executive: a) prior to Normal Retirement Age while employed by the Company; or b) after Normal Retirement Date or after Termination of Employment due to Disability or Change of Control, as defined in the Salary Continuation Agreement. The Executive shall also have the right to elect and change settlement options that may be permitted. Upon the termination of this Agreement according to Article 7 herein, the Executive, the Executive’s transferee or the Executive’s beneficiary shall have no rights or interests in the Policy(ies) and no death benefit shall be paid under this Section 2.2.

To the extent that any paragraph, term, or provision of the Agreement is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in the Agreement.

IN ACCORDANCE WITH ARTICLE 7 OF THE PLAN, the Company and the Executive hereby adopt this Amendment.

EXECUTIVE	FIRST CALIFORNIA BANK Westlake Village, California

Chong Guk Kum	By:	John W. Birchfield

	Title:	Chairman